EXHIBIT 99.1
     On November 21, 2005, OSI Pharmaceuticals, Inc. (the “Company”) held a webcast conference call to discuss the progress of its integration plan for its newly formed (OSI) Eyetech business unit. The following represents a textual representation of the transcript of the webcast conference call consisting of remarks by Colin Goddard, Chief Executive Officer of the Company, Michael Atieh, Executive Vice President and Chief Financial Officer of the Company, and Paul Chaney, Chief Operating Officer of (OSI) Eyetech.
MODERATOR:
[Operator’s Introduction]
COLIN GODDARD:
Good morning, everybody, and welcome to this morning’s conference call during which we are going to discuss the status of our integration planning following the recently completed Eyetech acquisition and update you on our perspective of the wet AMD market. Joining me on the call I have Mike Atieh, our Chief Financial Officer, and the three senior members of the new (OSI) Eyetech business team — Dr. David Guyer, who heads the team; Paul Chaney, its Chief Operating Officer; and Dr. Tony Adamis, its Chief Scientific Officer.
This morning, after some introductory remarks from me, we will have Paul give you our perspective on the current status of the Macugen for wet AMD marketplace, and then Mike will take you through a briefing on our integration planning. After this the entire team will be available for Q&A.
I would first like to remind you that we will be making forward-looking statements relating to financial results and clinical and regulatory developments on the call today. These statements cover many events that are outside of OSI’s control and are subject to various risks that could cause the results to differ materially from those expressed in any forward-looking statements. I refer you to our SEC filings and Eyetech’s SEC filings for a detailed description of the risk factors affecting our business.
We thought we would begin this morning by reminding you of the strategic thinking behind the acquisition. Following the successful registration of Tarceva, we realized we were embarking on the difficult challenge of building Chapter Two. Our journey to date has been characteristic of one product development stage organization, where news flow and a strong balance sheet funding R&D-based losses are seen as acceptable prerequisites for success.
However, a successful Chapter Two will require us to become a viable, profitable and sustainable entity where the ability to reinvest in ongoing R&D is increasingly dependent upon our revenue growth and profitability we recognize with a combination of financial performance and scientific strengths with desirable attributes in a successful top-tier biotech Company.
Understanding the challenges inherent in operating within an oncology-only environment and noting the fact that most top-tier biotech companies operate in more than one disease area, we set out in 2005 to establish an organizational architecture that envisaged operating in at least two business areas and identifying second resources of revenue as a key goal.
The recent completion of the Eyetech acquisition fits squarely within this strategic vision, adding appreciable revenue flow from Macugen and a third disease area business unit in the attractive commercial arena of eye disease. As we are all aware, the acquisition has proven to be controversial, with our current stock price reflecting the concerns of many investors.
The possibility of an earlier than anticipated Lucentis launch following the recent announcement of topline data for the ANCHOR study was the subject of both a short delay in the closing of the transaction and last week’s brief postclosing conference call. While a possible 2006 launch will complicate our planning for the year, it is, as we noted on the call, difficult to quantify the possible financial consequences of such an outcome.
We are by no means convinced that Lucentis will enter the market in 2006, and even if it does, the timing of this and more importantly the label the drug may achieve are subjects of considerable conjecture, for which we assess multiple different possible financial outcomes.
We believe the worst-case financial impact on Macugen 2006 sales on early Lucentis launch could be up to approximately $75 million. However, even in this scenario, we believe that net of deal and transition costs, we can manage our new (OSI) Eyetech business unit in a manner that will add up to a positive financial and strategic contribution to the overall Company, and we believe that we’ve established the framework for a successful organization in the longer term.
In short, we believe that the Prosidion and Eyetech deals in 2006 are consistent with the core tenets of the strategic vision we set for the Company and establish the strategic framework on which to build a highly successful company. The key strategic goals for 2006 and ‘07 now logically switch to implementation and execution on a business plan consistent with proving out our strategic vision.
After Paul has provided you with our current view of Macugen in the wet AMD marketplace, we’ll have Mike take you through the first part of the business plan — that is the execution of a crisp, well-thought-through and cost-effective integration plan. Over to you, Paul.
PAUL CHANEY:
Thanks, Colin. I’m very pleased to join you today representing (OSI) Eyetech. Within hours of completing the transaction, we started implementing our integration plans and operating as a business unit of OSI Pharmaceuticals. We’ve seen many strategic, scientific and financial synergies to the joining forces with OSI, and in a few minutes, Mike will outline how we will achieve these synergies. Today, I will update you on Macugen’s performance and comment on recent developments in the treatment of neovascular age-related macular degeneration, or wet AMD.
As we noted in our third-quarter earnings press release, Macugen continues to capture a greater share of a growing market. Net product revenue for Macugen in the third quarter was $55.5 million, an 18% increase over the second quarter. We maintain our forward-looking guidance of net product revenues of $175 to $190 million for Macugen for the year ending December 31, 2005.

In addition to sales, we continue to monitor market share, market size and other metrics. To do this, we rely on a number of sources — Verispan data that tracks reimbursement claims filed by physicians to both Medicare and private payors. We also commission independent monthly tracking surveys with a representative sample of about 150 retina specialists, about 10% of our target audience, and we monitor sales on a weekly basis.
First, Macugen continued to increase its patient share to 38% of newly diagnosed wet AMD patients and 35% of returning wet AMD patients in September, according to a third-party tracking survey. Through September, more than 91% of retina specialists have used Macugen in over 50,000 unique patients. Verispan data for August, the most recent month available, shows that Macugen was the most frequently administered treatment for neovascular AMD for the fifth consecutive month, continuing to widen its lead over PDT in both the number of procedures performed and in the number of new patients treated.
Secondly, the treated AMD market is expanding rapidly. More than 160,000 patients were treated for neovascular AMD year to date through August, a 50% increase over the same period in 2004. Macugen has fueled this growth because it is the first pharmacotherapy approved for all subtypes of the disease.
Together, (OSI) Eyetech and Pfizer are working aggressively with general ophthalmologists and their patients to recognize the symptoms of wet AMD, diagnose and refer them to retina specialists as quickly as possible.
Based on this data, there is no question that Macugen has been widely adopted by retina specialists as a new standard of care. Sales during the third quarter remain strong and continue to increase.
Now, many of you have asked about Macugen’s more recent and future performance. Weekly sales data through last week show that demand for Macugen remains strong. In fact, Macugen’s pull-through sales over the last two weeks have been at an all-time high. We believe there are several reasons why Macugen sales continue to grow.
First, we have new insights into Macugen’s efficacy. A retrospective analysis from our pivotal Phase III studies was published in the October/November issue of Retina, and it suggests that treatment with Macugen may provide better results in patients with early stage neovascular AMD. Among one subset of patients with early disease, 20% of those treated with Macugen gained three lines of vision on the eye chart compared with zero in the control group.
Second, we have a highly effective commercial organization. In two surveys this year, retina specialists rated (OSI) Eyetech as the most valuable sales force among eight companies in ophthalmology. In addition, Pfizer, our marketing partner, now ranks among the top three. Following presentations of the early lesion data at the American Academy of Ophthalmology meeting last month, (OSI) Eyetech and Pfizer started alerting retina specialists and ophthalmologists about these new insights.
Third, we are generating additional data with the goal of expanding Macugen’s utility in AMD and other eye diseases. Our third-quarter press release gives you more details about recently published or initiated trials. I do want to emphasize that OSI and Pfizer are funding an independent investigator-initiated prospective study at UCLA to look at Macugen in the treatment of early-stage AMD. This study protocol has been finalized and UCLA expects to begin patient enrollment in the first quarter of 2006.
Next, I’d like to comment on trends and topics of interest in the AMD market. At this time, we believe that widespread interest in off-label use of Avastin has not necessarily translated into widespread use. There is virtually no data on the efficacy, safety or appropriate dosing of intravitreal Avastin. According to a tracking survey in September, only 6% of 147 retina specialists have tried intravitreal Avastin, and it has generally been reserved as salvage therapy for patients who did not respond to available treatment. And in some cases, patients are returning to Macugen for their continuing treatment.
We also conducted qualitative interviews with 50 retina specialists at the American Academy of Ophthalmology’s annual meeting last month. While intravitreal Avastin was a hot topic, many retina specialists pointed out the lack of data on safety, efficacy or dosing. Several opinion leaders suggested that initial enthusiasm about Avastin has become more tempered as physicians realize that safety has not been assured with this untested agent.
While it’s difficult to say how Avastin use will evolve, we can say the discussion has become more balanced in recent weeks as some retina specialists urge their peers to practice medicine based on evidence rather than anecdotes, to minimize safety risks to an older and vulnerable-type patient population, and to rely on approved therapies such as Macugen and Visudyne.
The other recent development is Genentech’s announcements of the ANCHOR data for Lucentis. The fact that Lucentis works in predominantly classic and occult lesions is not surprising because VEGF inhibition addresses an underlying cause of the disease. We believe that the stage of disease and age of lesions ranging from early to advanced will become more important than lesion subtype. We also believe that Macugen’s targeted VEGF inhibition may potentially have important safety benefits over pan-VEGF or nonselective blockade by Lucentis or Avastin, especially as the treatment of wet AMD becomes chronic and long term.
In summary, Macugen remains the only VEGF inhibitor approved by the FDA to treat all types of wet AMD. Macugen’s efficacy and excellent safety profile has been proven in clinical trials conducted over two years and is being replicated in real-world use.
Our job now is to entrench Macugen as the standard of care. We are doing this by encouraging earlier detection and treatment with Macugen and to increase recognition of Macugen’s exceptional safety profile, again, an important consideration in an older patient population.
With that, I’ll turn it over to Mike, who will discuss our progress on the integration.
MIKE ATIEH:
Thank you, Paul. One of the key considerations relating to the acquisition of Eyetech was our view that by combining the two companies, there was a significant opportunity to leverage the core operating platforms of OSI across three business areas. This leverage would result in efficiencies and cost savings that would have the dual effect of reducing the breakeven point within Eyetech and provide (OSI) Oncology and (OSI) Prosidion with a lower level of allocated cost for the core research, pharmaceutical development and technical operations services that are used to support these businesses.
In addition, there are costs that were part of the Eyetech business model that related to it being a public company that could be eliminated as it became a business unit of a larger company.
Before any acquisition discussions, a good deal of work was done to assess the cost-saving opportunities that might result in bringing the two companies together. While this work was done at a fairly detailed level, it was limited to assessments and discussions by just a few individuals from both companies due to the confidential nature of the discussions. Once the acquisition was announced, we embarked upon a path to create an integrated company from two separate platforms.
The integration, which was chaired by me, was led by a team of eight senior executives, four from Eyetech and four from OSI. The eight executives represented the key areas of the combined Company that represented the greatest opportunities for synergies and cost savings. These areas were core pharmaceutical development and technical operation, general and administrative costs and facilities, and core research.
In addition, under the leadership of Paul Chaney, COO of Eyetech, and Gabe Leung, head of (OSI) Oncology, we looked at the commercial organization for potential ways to provide certain core commercial services in Eyetech with those at (OSI) Oncology in order to enhance our ability to compete optimally.
However, the mandate for the commercial organizations was to ensure that the field sales force organizations and related sales resources were not affected in any way to ensure their continued focus on detailing both Tarceva and Macugen.
The entire integration project took 10 weeks, from organization to finalization. Departmental teams were created throughout the organization that were made up of an OSI departmental lead and an Eyetech counterpart. These teams worked hard to define the most efficient organizational structure to support the combined business needs of Eyetech, (OSI) Oncology and (OSI) Prosidion. The final results were announced within OSI last week.
Let’s move to the results of the integration project. There are many different ways to present the synergies and savings that resulted from the work of the integration team. We are in the process of determining how these savings and synergies will flow through our financials from an SEC reporting perspective. This is difficult because of how facility costs and certain corporate costs are allocated.
So at this time, I believe the best way to speak to this is by summarizing the savings in three categories — facilities-related, personnel-related, and public company to business unit-related. Let’s start with the facilities plan.
A great deal of time was spent assessing the best going-forward configuration of facilities. We wanted to configure both research and pharmaceutical development and related core technical services in a manner that takes full advantage of OSI’s strengths and creates the most synergies.
We will close the Eyetech Cedar Knolls CMC facility by the end of 2006 and absorb or transfer the key functions within that site to existing OSI sites or personnel or to the Eyetech Boulder site. We will close the Eyetech Lexington research facility on June 30, 2006, and transfer key Eyetech projects to OSI’s Long Island research facility and to OSI’s site in Oxford. The relocation of research to Long Island and Oxford will allow for synergies with the oncology and diabetes programs.
(OSI) Eyetech will also have full access to OSI’s small molecule drug library and high throughput screening for addressing novel therapeutic agents. Finally, we will retain space in the Eyetech 3 Times Square location, but will consolidate from two floors to one. The estimated savings from these actions for the facilities-related expenses are $3 million in 2006 and $5 million for 2007.
Let’s now turn to the personnel plan. We believe we have created a very aggressive personnel plan while preserving the key skills and capabilities within Eyetech necessary to deliver both near- and long-term sales growth. At the start of the integration exercise, Eyetech had 311 positions. Please note that this was after the reduction of 25 personnel by Eyetech in the spring of this year.
Approximately 135 positions of the 311 positions will be eliminated by the end of 2006. Of these positions, 45% will be off the payroll within the next four weeks. Another 40% of these positions will be off the payroll by the end of June 2006. In effect, approximately 85% of these positions will be off the payroll by the middle of next year. The final positions will be eliminated in December of 2006 as the Cedar Knolls facility closes.
Now, from an SEC reporting perspective, approximately 25% of these terminations are SG&A-related, and the remaining 75% are R&D-related. The estimated savings from these headcount reductions relating to salaries, bonus and benefits are approximately $14 million in 2006 and $19 million in 2007. The add-on savings from travel and entertainment, supplies, training, etc., that will emerge in 2006 from this headcount reduction is embedded in the Eyetech go-forward budget that is currently being assessed and will be part of the consolidated budget for OSI. It would not be unreasonable to use an estimate of 15 to 20% of the headcount savings and a proxy for this number.
The final category of savings relates to Eyetech going from a public company to a business unit of OSI. This estimate was derived from reviewing the costs in related departments in 2005, adjusting for known onetime items and then eliminating the costs no longer necessary to operate Eyetech as a public company. We estimate the savings in these areas to be approximately $4 million in both 2006 and 2007.
In total, we’ve identified approximately $21 million of savings for 2006 and approximately $28 million of savings for 2007. However, as I pointed out, the savings related to the ancillary costs from the headcount reductions will be incorporated into the Eyetech budget for 2006. In addition, we are currently going through our annual process of assessing the ongoing research and development projects within (OSI) Oncology, (OSI) Prosidion and now (OSI) Eyetech.
In summary, while a great deal of work has been done to date, there is still the potential for additional savings should either business circumstance or R&D prioritization warrant them.
Now let me turn to the subject of onetime charges and the costs related to the acquisition. We are in a process of having an outside accounting firm do the valuation work on the Eyetech assets in order to properly allocate the purchase price for accounting purposes. What will emerge will be the value assigned to in-process R&D, which will be expensed, and the values assigned to the balance sheet on a going-forward basis. This valuation will be finalized over the coming weeks and will give us the annual amortization expense related to the Macugen rights.
We are currently estimating that the one-time severance-related cost for all terminated employees will approximate $9 million. In addition, we have also provided an incentive to key transitional employees to remain with the Company until their termination date by offering retention bonuses. Assuming all of these employees remain with the Company to their termination date, we estimate that approximately $1.4 million of retention bonuses will be paid out in 2006 and early 2007.
We are still assessing the accounting for the severance costs, but our expectation is that a portion of this cost will be included as part of the purchase price allocation. Regardless, as we report 2006 results, we will disclose the impact from these costs as they are expensed to the P&L.
We are also currently in the process of assessing the facility-related exit costs that will need to be accrued at the time of the acquisition related to the shutdown of Lexington, Massachusetts; Cedar Knolls, New Jersey; and the 13th floor of 3 Times Square. This assessment will include any offsetting sublease income that is expected from these facilities. The value of these exit costs will be accrued and added to the balance sheet at the acquisition date.
That covers all the information related to the integration at this point in time. Now let me turn to the meeting that we are planning in February of 2006. Our objectives for this meeting are threefold. One, we’ll update the investment community on the Company’s research platform with an in-depth look at our programs in oncology, diabetes and eye disease. Two, we will examine the Company’s combined financial model in detail to ensure that there is a clear understanding of the revenue and expense flows from the various partners we have, including Genentech, Pfizer and Roche. And three, we will provide financial guidance for 2006. Our objective is to be as transparent with our financials as possible within the limitations of our agreements with our partners.
Now, let me turn it back over to Colin.
COLIN GODDARD:
Thanks, Mike. This morning, we’ve attempted to provide context to our recent Eyetech acquisition. While we recognize that the deal has been controversial, we are determined to manage the business going forward in a manner that ultimately draws out the strategic and financial benefits that we believe are inherent in the combined business.
As we’ve discussed previously, we believe there’s still much to unfold in the AMD and indeed the EGFR marketplaces, and we believe that our organization is well-placed to manage developments in this dynamic situation. We are in the midst of finalizing our 2006 business plan and budget, and, as Mike has told you, we look forward to briefing you all in detail on the overall business in early 2006.
And with that, we’ll be happy to take questions.

OPERATOR:
[Operator Instructions]. Steve Harr, Morgan Stanley.
STEVE HARR:
I have two questions. The first goes back to August, and you guys gave us guidance for 2006 of $600 million in revenue. Given what you’ve learned in the interim, both on Tarceva, with its European approval and pancreatic approval, as well as with Macugen, is that a number that you’re still comfortable with?
And my second question relates to the expected overall spend. If Macugen were to erode more than you thought currently, is there enough flexibility in the Pfizer arrangement and in the overall P&L that you could ensure that this did not become a money-losing unit, that you could at least draw down the expenses to keep it breakeven?
COLIN GODDARD:
I’ll answer the second one first, then hand to Mike to answer the first one. I mean, obviously, we’ll see how Macugen unfolds in this situation. I’ll remind you in the partnership, a significant proportion of our R&D costs are indeed paid by Pfizer, and as we go forward, we would of course expect to manage the business in response to whatever happens in the marketplace, good or bad. And that latitude certainly exists as we go forward.
Mike, why don’t you comment on the question on guidance.
MIKE ATIEH:
Sure. Steve, we are not updating our guidance at this time. I want to make that clear. We’ve alerted you to the fact that if certain timing scenarios for a possible Lucentis launch were to materialize that they could have a material impact on our top line. However, with Lucentis, the NDA is not even filed yet. There’s no decision on priority review or on the label. So it’s premature to contemplate altering guidance at this point.
Now, on guidance in general, we are currently reconciling revenue models with those of our partners; we’re finalizing our ‘06 budget; we’re going to our Board of Directors with this ‘06 budget; and we’ll provide detailed guidance on 2006 financials at our February meeting.
OPERATOR:
Mike King, Rodman & Renshaw.
MIKE KING:
I was wondering, not being all that familiar with the Eyetech side of things, how much — you were very helpful in providing us with a lot of Verispan data. I’m just wondering if you have any further detail on such things as average number of treatments per patient, average number of cycles per patient so we might have a better sense of how we might model Macugen revenues going forward. Thank you.
COLIN GODDARD:
Paul, why don’t you take that one?
PAUL CHANEY:
Sure. So the claims data to date has indicated that in general, about 70% of the patients have returned for their expected number of treatments. The last data we have is over the summer, late into August, and we will be able to update that as we get additional claims data in.
MIKE KING:
Can you just tell us what that data was?
PAUL CHANEY:
We have not disclosed that previously, and I think it would be premature to do so now.
OPERATOR:
Joel Sendek, Lazard Capital Markets.
JOEL SENDEK:
A couple of questions here. First, on the worst-case scenario that you outlined, the $75 million, is that $75 million in Macugen sales that are at risk? How should we look at that worst-case scenario?
COLIN GODDARD:
We’ve looked at that and really — there are, as I mentioned earlier, a multiplicity of scenarios that we run on all sorts of different potential consequences and outcomes. And yes, as we see it right now the impact of the earliest possible Lucentis launch with the strongest possible Lucentis label could be as much as $75 million on topline U.S. net sales of Macugen.
JOEL SENDEK:
In ‘06?
COLIN GODDARD:
In ‘06.

JOEL SENDEK:
Okay. And then when you discuss the 160,000 patients that have been treated year to date, how does that compare to the overall market as far as incidence is concerned? I just want to get a feeling for penetration.
PAUL CHANEY:
We have estimates for the number of new patients. The number of new patients entering the market at anytime annually is in the range of 200 to 230,000. What we see is that the number of treated patients in the marketplace has grown by 50%. It’s up to about 160,000 patients now for the period ending as of our last Verispan data in August.
So the number of treated patients has grown significantly in the past 12 months simply because the number of incidents in prevalent patients who previously were treated was relatively low. So that’s sort of the way that we look at this in terms of the patient model itself, is that the number of patients now eligible for treatment, now that we have biological therapies like Macugen, has grown by 50% for the period through August compared to the previous year.
JOEL SENDEK:
Okay. So since you’re penetrating the prevalence, obviously, you can get up to over 230,000 patients treated annually. Would that be a fair statement?
PAUL CHANEY:
You know, it really depends — we’ve learned so much about the stage of disease; it depends on the stage of disease. Once patients have had the disease for 12, 15, 18 months, then the likely benefit they will receive from treatment, once scars have formed on the retina and to recover vision is really going to be limited.
So we really think that even if you look at the Macugen penetration is we sort of swept through the prevalent population early on, we got a very good penetration early, but that we are really dependent now on new incidence patients for the most part or patients who have failed other treatments like Visudyne to really drive the treatment.
JOEL SENDEK:
Okay, that’s very helpful. Thanks a lot.
OPERATOR:
Jim Birchenough, Lehman Brothers.
JIM BIRCHENOUGH:
Just wanted to drill down on a number you have brought up in the past, Colin. Under worst-case scenario, you felt you could retain 10% of the market. I’m just trying to figure out how you’re defining that market that you could retain. Is that the new incidence patients or assuming some market growth? Could you maybe give us a bit more detail on that?
COLIN GODDARD:
Jim, those models were all based on new patient share, or patients, if you will, presenting for therapy.
JIM BIRCHENOUGH:
So just to be clear, the assumption is that under a worst-case scenario you could retain 10% of 230,000 new patients? Is that the idea?
COLIN GODDARD:
Well, it’s really that the 10% of patients presenting for therapy, and that’s going to be a mix of entirely new patients and those with pre-existing disease. I think an important development that Paul was touching on just then is the more we learn about this, the more we see early intervention being a real victory for treatment in this setting. And of course, the more we see early intervention, we see the value of long-term chronic therapy match to that. So we see the market evolving significantly as we go forward into that direction.
JIM BIRCHENOUGH:
And then just following up with one further question, if we are in that scenario where you are retaining 10% of new patient starts, can you be breakeven at that point? Have you assessed that? And in particular, with the spend going forward on macular edema and retinopathy, can you be — with that R&D spend, can you be breakeven under a 10% scenario?
COLIN GODDARD:
We believe we can manage the business to be better than breakeven under any scenario, and I’ll remind everybody once again, a significant proportion of the R&D costs are paid for by our collaborative partner at Pfizer. So the business is eminently manageable. And of course, we have to be very astute in following and tracking things as they unfold.
OPERATOR:
[Operator's Instructions]. Eric Ende, Merrill Lynch.
ERIC ENDE:
I’m just trying to understand this $75 million number. Are you saying that sales will be $75 million in a worst-case scenario in ‘06, or your prior assumption of ‘06 would go down by $75 million?
COLIN GODDARD:
The latter.

ERIC ENDE:
Okay. And then secondly, within this assumption, this worst-case scenario, I’m assuming that you are assuming that the PIER study is positive under that scenario?
COLIN GODDARD:
We are basically describing for you there what we think would be the earliest possible approval and the best possible looking label for Lucentis.
ERIC ENDE:
So yes, the PIER study would be positive in that scenario?
COLIN GODDARD:
Correct.
OPERATOR:
And it appears we have no further questions at this time. I’d like to turn the call back over to the speakers for any additional or closing remarks.
COLIN GODDARD:
Thank you for joining us for this morning’s call to update you on where we are on our integration planning. As you’ve seen from the discussion from Mike and from Paul, we’ve moved very quickly to implement an integration plan and move aggressively to manage the joint business going forward.
We look forward to updating you in early February with a very comprehensive investor briefing on the progress of the organization’s portfolio and pipeline, and as Mike has mentioned, also to provide you guidance in a complete manner for the 2006 fiscal year.
And with that, thank you for joining us, and we wish you a good day. Thank you.
OPERATOR:
And that does conclude today’s conference. We thank you for your participation, and you may now disconnect.